Exhibit 99.1

AgeX Therapeutics Reports Fourth Quarter and Annual 2022 Financial Results

ALAMEDA, Calif.—(BUSINESS WIRE)—March 31, 2023—AgeX Therapeutics, Inc. (“AgeX”; NYSE American: AGE), a biotechnology company developing therapeutics for human aging and regeneration, reported its financial and operating results for fourth quarter and the full year ended December 31, 2022.

Balance Sheet Information

Cash, cash equivalents, and restricted cash totaled $0.7 million as of December 31, 2022. As of December 31, 2022, AgeX owed Juvenescence Limited $21.4 million in principal and origination fees on account of loans extended to AgeX.

Fourth Quarter and Annual 2022 Operating Results

The following comparisons exclude the impact of the operations of AgeX’s former subsidiary LifeMap Sciences, Inc. which have been presented in AgeX’s consolidated financial results as discontinued operations for all periods presented due to the disposition of AgeX’s shares of LifeMap Sciences in a cash-out merger during March 2021.

Revenues: Total revenues for the fourth quarter of 2022 were $8,000 as compared with $27,000 for the fourth quarter of 2021. Total revenues for the year ended December 31, 2022 were $34,000 as compared with $144,000 in the same period of 2021. Revenues in 2022 are primarily comprised of sales of research products including stem cell products while 2021 also includes allowable expenses under a research grant from the National Institutes of Health.

Operating expenses: Operating expenses for the three months ended December 31, 2022 were $1.8 million as compared with $1.9 million for the same period of 2021. Operating expenses for the full year 2021 were $7.0 million as compared with $8.2 million in the same period of 2021.

Research and development expenses for the year ended December 31, 2022 decreased by more than $0.4 million to $1.0 million as compared to approximately $1.5 million in 2021. The net decrease was primarily attributable to decreases of: $0.2 million in scientific consulting; $0.1 million in outside research and services expenses; $0.1 million in fees incurred related to sponsored research agreement with a university; and $0.1 million in cash and noncash stock-based compensation expense to employees.

General and administrative expenses for the year ended December 31, 2022 decreased by $0.7 million to $6.0 million as compared to $6.7 million in 2021. The net decrease is attributable to decreases of $0.4 million in consulting expenses, $0.2 million in professional fees for legal services, $0.2 million in annual minimum royalties due under certain license agreements and patent and license maintenance related fees, and $0.1 million in noncash stock-based compensation expense to directors. These decreases were offset to some extent by increases of $0.1 million in insurance expense and $0.1 million in professional fees for tax and accounting services.

Other expense, net: Net other expense for the year ended December 31, 2022 consists primarily of $3.3 million of amortization of deferred debt costs on loans from Juvenescence while in 2021 the $1.1 million amortization of deferred debt costs on loans from Juvenescence were offset by approximately $437,000 gain recognized upon forgiveness of Paycheck Protection Program loan indebtedness.

Net loss attributable to AgeX: The net loss attributable to AgeX for the year ended December 31, 2022 was $10.5 million, or ($0.28) per share (basic and diluted) compared to $8.7 million, or ($0.23) per share (basic and diluted), for 2021. Increased net loss attributable to AgeX for the year ended December 31, 2022 as compared to 2021, despite the decrease in operating expenses from $8.2 million to $7.0 million, is largely attributable to increased amortization of deferred debt costs on loans from Juvenescence by approximately $2.2 million year over year.

Going Concern Considerations

As required under Accounting Standards Update 2014-15, Presentation of Financial Statements-Going Concern (ASC 205-40), AgeX evaluates whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date its financial statements are issued. Based on AgeX’s most recent projected cash flows, AgeX believes that its cash and cash equivalents and available sources of debt and equity capital would not be sufficient to satisfy AgeX’s anticipated operating and other funding requirements for the twelve months following the filing of AgeX’s Annual Report on Form 10-K for the year ended December 31, 2022. These factors raise substantial doubt regarding the ability of AgeX to continue as a going concern.

About AgeX Therapeutics

AgeX Therapeutics, Inc. (NYSE American: AGE) is focused on developing and commercializing innovative therapeutics to treat human diseases to increase healthspan and combat the effects of aging. AgeX’s PureStem® and UniverCyte™ manufacturing and immunotolerance technologies are designed to work together to generate highly defined, universal, allogeneic, off-the-shelf pluripotent stem cell-derived young cells of any type for application in a variety of diseases with a high unmet medical need. AgeX has two preclinical cell therapy programs: AGEX-VASC1 (vascular progenitor cells) for tissue ischemia and AGEX-BAT1 (brown fat cells) for Type II diabetes. AgeX’s revolutionary longevity platform induced tissue Regeneration (iTR™) aims to unlock cellular immortality and regenerative capacity to reverse age-related changes within tissues. HyStem® is AgeX’s delivery technology to stably engraft PureStem or other cell therapies in the body. AgeX is seeking opportunities to establish licensing and collaboration arrangements around its broad IP estate and proprietary technology platforms and therapy product candidates.

For more information, please visit www.agexinc.com or connect with the company on Twitter, LinkedIn, Facebook, and YouTube.

Forward-Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not historical fact including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates” should also be considered forward-looking statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of AgeX Therapeutics, Inc. and its subsidiaries, particularly those mentioned in the cautionary statements found in more detail in the “Risk Factors” section of AgeX’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. AgeX specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Contact for AgeX:

Andrea E. Park

apark@agexinc.com

(510) 671-8620

AGEX THERAPEUTICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value amounts)

	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$645	$584
Accounts and grants receivable, net	4	25
Prepaid expenses and other current assets	1,804	1,625
Total current assets	2,453	2,234

Restricted cash	50	50
Intangible assets, net	738	870
TOTAL ASSETS	$3,241	$3,154

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$1,034	$771
Loan due to Juvenescence, net of debt issuance costs, current portion	7,646	7,140
Related party payables, net	141	70
Warrant liability	180	-
Insurance premium liability and other current liabilities	1,077	986
Total current liabilities	10,078	8,967

Loan due to Juvenescence, net of debt issuance costs, net of current portion	10,478	6,062
TOTAL LIABILITIES	20,556	15,029

Commitments and contingencies

Stockholders’ deficit:
Preferred stock, $0.0001 par value, 5,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.0001 par value, 200,000 and 100,000 shares authorized, respectively; 37,949 and 37,941 shares issued and outstanding, respectively	4	4
Additional paid-in capital	98,994	93,912
Accumulated deficit	(116,210)	(105,748)
Total AgeX Therapeutics, Inc. stockholders’ deficit	(17,212)	(11,832)
Noncontrolling interest	(103)	(43)
Total stockholders’ deficit	(17,315)	(11,875)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$3,241	$3,154

AGEX THERAPEUTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31,
	2022	2021
REVENUES
Grant revenues	$-	$104
Other revenues	34	40
Total revenues	34	144

Cost of sales	(13)	(19)

Gross profit	21	125

OPERATING EXPENSES
Research and development	1,025	1,456
General and administrative	5,971	6,708
Total operating expenses	6,996	8,164

Gain on deconsolidation of LifeMap Sciences	-	106

Loss from operations	(6,975)	(7,933)

OTHER EXPENSE, NET
Interest expense, net	(3,335)	(1,097)
Change in fair value of warrants	(225)	-
Other income, net	13	448
Total other expense, net	(3,547)	(649)

NET LOSS FROM CONTINUING OPERATIONS	(10,522)	(8,582)

NET LOSS FROM DISCONTINUED OPERATIONS	-	(103)

NET LOSS	(10,522)	(8,685)
Net loss attributable to noncontrolling interest from continuing operations	60	3
Net loss attributable to noncontrolling interest from discontinued operations	-	7

NET LOSS ATTRIBUTABLE TO AGEX	$(10,462)	$(8,675)

NET LOSS PER COMMON SHARE:
BASIC AND DILUTED
Continuing operations	$(0.28)	$(0.23)
Discontinued operations	-	-
	$(0.28)	$(0.23)
WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC AND DILUTED	37,945	37,886

AMOUNTS ATTRIBUTABLE TO AGEX:
Loss from continuing operations	$(10,462)	$(8,579)
Loss from discontinued operations	-	(96)
NET LOSS ATTRIBUTABLE TO AGEX	$(10,462)	$(8,675)

AGEX THERAPEUTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2022	2021
OPERATING ACTIVITIES:
Net loss attributable to AgeX from continuing operations	$(10,462)	$(8,579)
Net loss attributable to noncontrolling interest	(60)	(3)
Adjustments to reconcile net loss attributable to AgeX to net cash used in operating activities:
Gain on deconsolidation of LifeMap Sciences	-	(106)
Gain on extinguishment of debt (Paycheck Protection Program loan)	-	(437)
Change in fair value of warrants	225	-
Amortization of intangible assets	132	131
Amortization of debt issuance costs	3,137	1,114
Stock-based compensation	760	999
Changes in operating assets and liabilities:
Accounts and grants receivable	21	128
Prepaid expenses and other current assets	896	760
Accounts payable and accrued liabilities	144	(772)
Related party payables	255	-
Insurance premium liability	(983)	(921)
Other current liabilities	(4)	(79)
Net cash used in operating activities from continuing operations	(5,939)	(7,765)
Net cash used in operating activities from discontinued operation	-	(90)
Net cash used in operating activities	(5,939)	(7,855)

INVESTING ACTIVITIES:
Proceeds from the sale of LifeMap Sciences	-	466
Partial collection on loan due from LifeMap Sciences	-	250
Net cash provided by investing activities from continuing operations	-	716
Deconsolidation of cash and cash equivalents from discontinued operations	-	(50)
Net cash provided by investing activities	-	666

FINANCING ACTIVITIES:
Draw down on loan facilities from Juvenescence	6,000	7,000
Proceeds from the issuance of common stock	-	496
Net cash provided by financing activities from continuing operations	6,000	7,496
Partial payment on loan due to AgeX from discontinued operations	-	(250)
Net cash provided by financing activities	6,000	7,246

NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	61	57

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
At beginning of the year	634	577
At end of the year	$695	$634

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$14	$13

SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING AND INVESTING ACTIVITIES:
Issuance of common stock upon vesting of restricted stock units	$8	$16
Issuance of warrants for debt issuance under the 2020 Loan Agreement	$178	$757
Issuance of warrants for debt issuance under the Secured Note	$4,148	$-
Debt refinanced with new debt	$7,160	$-